EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:
Fred Lash
Chief Financial Officer
908-766-5000

Investors: John Capodanno / Lanie Marcus
Media: Sean Leous
Financial Dynamics
212-850-5600

HOOPER HOLMES ANNOUNCES 2005 FIRST QUARTER FINANCIAL RESULTS

BASKING RIDGE, NJ, April 28, 2005, Hooper Holmes, Inc. (AMEX:HH) today reported financial results for the first quarter ended March 31, 2005.

Total revenues for the quarter increased 3% to $82.5 million from $80.0 million in the first quarter of 2004. Net income was $2.4 million, or $0.04 per diluted share (including a $0.6 million after-tax restructuring charge, related to employee terminations and branch office closures) compared to $3.1 million, or $0.05 per diluted share, in the 2004 first quarter.

Revenues for the Company’s Health Information Division (“HID”) grew 2% to $71.9 million in the 2005 first quarter compared to $70.3 million in the first quarter, 2004.

Highlights of the HID’s performance in the first quarter of 2005 include:

•	Mid-America Agency Services (MAAS), our outsourced underwriting business, which we acquired on May 1, 2004, which added $4.5 million in revenues for the quarter;

•	Medicals Direct, our UK subsidiary, which increased revenues 12% to $10.6 million as a result of aggressive expansion efforts and select small acquisitions made in 2004;

•	Heritage Labs, which generated 14% revenue growth to $4.8 million, due to additional market share gains;

•	Infolink, which generated 6% revenue growth to approximately $7.0 million, on the continued success of its call center; and

•	Portamedic revenues, which were $45.0 million compared to $50.0 million in the same period last year.

Revenues for the Company’s Claims Evaluation Division (“CED”) increased approximately 9% to $10.6 million in the first quarter of 2005, primarily as a result of the acquisition of Michigan Evaluation Group on May 1, 2004.

Jim McNamee, Chairman, President and Chief Executive Officer of Hooper Holmes, stated, “Our first quarter results were in-line with our expectations, which represents a solid performance given the ongoing reorganization activities and related charge that we incurred. All our business units met our expectations for the quarter, with the exception of our Portamedic examinations business, which, nevertheless saw a strong finish to the quarter.

Mr. McNamee concluded, “During 2005 we will continue with a prudent restructuring to position the Company for long-term growth. We continue to believe that if our core examinations business stabilizes the Company can achieve a 15% to 20% improvement in earnings over 2004, excluding any additional restructuring charges.”

Hooper Holmes will host a conference call today to discuss first quarter results at 9:30 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours of the live call until the next quarterly conference call.

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 265 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers’ compensation insurance industries.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by t-he risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in the entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

HOOPER HOLMES INC.

2005 CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Three Months ended March 31,
	2005	2004
Revenues	$82,505	$79,993
Cost of operations	58,846	57,148

Gross profit	23,659	22,845

Selling, general and administrative expenses	19,460	17,793

Operating income	4,199	5,052

Other income (expense):
Interest expense	(180)	(148)
Interest income	47	105
Other expense, net	(95)	(123)

	(228)	(166)

Income before income taxes	3,971	4,886

Income taxes	1,595	1,805

Net income	$2,376	$3,081

Earnings per share:
Basic	$0.04	$0.05
Diluted	$0.04	$0.05

Weighted average number of shares:
Basic	65,238,859	64,876,031
Diluted	66,455,731	66,747,322

-MORE-

HOOPER HOLMES INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	3/31/05	12/31/04
ASSETS
Current Assets:
Cash and cash equivalents	$11,968	$16,973
Marketable securities	6,179	6,886
Accounts receivable, net	49,188	42,001
Other current assets	7,082	7,242

Total current assets	74,417	73,102

Property, plant and equipment:	37,167	36,740
Less: Accumulated depreciation and amortization	26,087	25,540

Property, plant and equipment, net	11,080	11,200

Goodwill	155,422	155,502
Intangible assets	34,063	35,380
Other assets	703	521

Total assets	$275,685	$275,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,062	$1,067
Accounts payable	14,628	14,701
Accrued expenses:
Salaries, wages and fees	1,047	1,105
Income taxes payable	3,764	2,512
Other	14,073	15,453

Total current liabilities	34,574	34,838

Long term debt, less current maturities	—	1,000
Other long term liabilities	3,848	3,881
Deferred income taxes	7,301	7,475
Minority interest	260	254

Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 in 2005 and 2004.	2,700	2,700
Additional paid-in capital	125,919	126,086
Accumulated other comprehensive income	1,306	1,466
Retained earnings	116,821	115,424

	246,746	245,676

Less: Treasury stock at cost (2,248,595 shares in 2005 and 2,297,995 shares in 2004)	17,044	17,419

Total stockholders’ equity	229,702	228,257

Total liabilities and stockholders’ equity	$275,685	$275,705

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